Exhibit 99.1

Contact:	D. Anthony Peay - (804) 632-2112 Executive Vice President/Chief Financial Officer

Distribute to:	Virginia State/Local News lines, NY Times, AP, Reuters, S&P, Moody’s, Dow Jones, Investor Relations Service

August 6, 2007	Traded: NASDAQ	Symbol: UBSH

UNION BANKSHARES CORPORATION INCREASES CASH DIVIDEND

FOR IMMEDIATE RELEASE (Bowling Green, Virginia) — The Board of Directors of Union Bankshares Corporation (the “Company”) (NASDAQ: UBSH - News) has declared a quarterly dividend of $.185 per share. This dividend represents a 2.78% increase from the $.18 quarterly dividend paid on May 31, 2007 and a 15.6% increase from the $.16 quarterly dividend paid on August 31, 2006. Based on the closing price of the Company’s stock on August 3, 2007 ($19.40) the dividend yield is 3.84%. The dividend is payable on August 31, 2007 to shareholders of record as of August 19, 2007.

* * * * * * *

ABOUT UNION BANKSHARES CORPORATION

Union Bankshares Corporation is one of the largest community banking organizations based in Virginia, providing full service banking to the Northern, Central, Rappahannock, Tidewater and Northern Neck regions of Virginia through its bank subsidiaries, Union Bank and Trust Company (33 locations in the counties of Albemarle, Caroline, Chesterfield, Fluvanna, Hanover, Henrico, King George, King William, Nelson, Spotsylvania, Stafford, Westmoreland and the Cities of Fredericksburg and Charlottesville), Northern Neck State Bank (9 locations in the counties of Richmond, Westmoreland, Essex, Northumberland and Lancaster), Rappahannock National Bank (2 locations in Washington and Front Royal, Virginia) and Bay Community Bank (4 locations in Williamsburg, Newport News and Grafton), and Prosperity Bank & Trust Company (3 locations in Springfield and Burke, Virginia). Union Bank and Trust Company also operates a loan production office in Manassas. In addition to banking services, Union Investment Services, Inc. provides full brokerage services; Union Mortgage Group, Inc. provides a full line of mortgage products; and Union Insurance Group, LLC offers various lines of insurance products. Bay Community Bank also owns a non-controlling interest in Johnson Mortgage Company, LLC.

Additional information is available on the Company’s website at www.ubsh.com. The shares of the Company are traded on the NASDAQ Global Select Market under the symbol “UBSH”.

FORWARD-LOOKING STATEMENTS

Certain statements in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise and are not statements of historical fact. Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate” or other statements concerning opinions or judgment of the Company and its management about future events. Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, changes in the stock and bond markets, technology, and consumer spending and savings habits. The Company does not update any forward-looking statements that may be made from time to time by or on behalf of the Company.